SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant[x]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[X]  Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              DI INDUSTRIES, INC.
               (Name of Registrant as Specified In Its Charter)

               -------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          _________________

     2)   Aggregate number of securities to which transaction applies:
          ________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ---------------------

     4)   Proposed maximum aggregate value of transaction: $_______________

     5)   Total fee paid: $__________________
[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid: ________________

      2)    Form, Schedule or Registration Statement No.: _________________

      3)    Filing Party: _________________

      4)    Date Filed: __________________

                                     [LOGO]

                                 DI INDUSTRIES, INC.
                          10370 RICHMOND AVENUE, SUITE 600
                                HOUSTON, TEXAS 77042

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               TO BE HELD MAY 14, 1997

                                  -----------------

      Notice is hereby given that the annual meeting of the holders of common stock of DI Industries, Inc. a Texas corporation (the "Company"), will be held at the Westchase Hilton, 9999 Westheimer Road, Houston, Texas, 77042 on May 14, 1997, at 8:30 a.m., Houston time, and any adjournment or postponement thereof, for the following purposes:

      1. To elect a board of six (6) directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified; and

      2. To consider and act upon such other business as may properly be presented to the annual meeting or any adjournments or postponements thereof.

      A record of shareholders has been taken as of the close of business on April 3, 1997, and only those shareholders of record on that date will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. A shareholders' list will be available commencing May 1, 1997, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042.

      Your vote is important. Whether or not you plan to attend the annual meeting in person, we request that you sign, date and return the enclosed proxy card promptly in the enclosed stamped envelope. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                    By Order of the Board of Directors,

                                    T. SCOTT O'KEEFE,
                                     SECRETARY

April 11 , 1997

                              DI INDUSTRIES, INC.
                       10370 RICHMOND AVENUE, SUITE 600
                             HOUSTON, TEXAS 77042

                                PROXY STATEMENT

      This proxy statement and the enclosed proxy card are being mailed to the shareholders of DI Industries, Inc., a Texas corporation (the "Company"), commencing on or about April 11, 1997, in connection with the solicitation by the board of directors of the Company (the "Board of Directors") of proxies to be voted at the annual meeting of shareholders to be held at the Westchase Hilton, 9999 Westheimer Road, Houston, Texas 77042 on Wednesday, May 14, 1997, at 8:30 a.m., Houston time and at any adjournments or postponements thereof (the "Meeting"), for the purposes set forth in the accompanying notice.

      Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted for the election of the nominees named herein to the Board of Directors. Abstentions will be treated as present for purposes of determining whether a quorum is present, but will have the same legal effect as votes against election of the nominees. A shareholder may revoke a proxy by (i) delivering to the Company written notice of revocation, (ii) delivering to the Company a signed proxy of a later date, or (iii) appearing at the Meeting and voting in person. Votes will be tabulated and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote.

      As of April 3, 1997, the record date for the determination of shareholders entitled to vote at the Meeting, there were outstanding and entitled to vote 137,524,034 shares (the "Shares") of the Company's common stock, par value $.10 per share (the "Common Stock"). Each Share entitles the holder to one vote, on all matters presented at the Meeting. Holders of a majority of the outstanding Shares must be present, in person or by proxy, to constitute a quorum for the transaction of business.

      If a quorum is not obtained, or if fewer Shares are voted in favor of approval of any of the proposals than the number required for approval, the Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting (except for any proxies which have theretofore been revoked).

                             ELECTION OF DIRECTORS

GENERAL INFORMATION

      At the Meeting, six nominees are to be elected, each director to hold office until the next annual meeting of shareholders or until his successor is elected and qualifies. The persons named in the accompanying proxy have been designated by the Board of Directors, and unless authority is withheld, proxies will be voted for the election of the nominees named below to the Board of Directors. All of the nominees previously have been elected directors by the shareholders, except for Mr. Flournoy who became a director on January 31, 1997, in connection with the consummation of the purchase of assets by the Company from Flournoy Drilling Company. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee unavailable.

APPROVAL

      The six nominees for election as directors at the Meeting who receive the greatest number of votes cast for election by the holders of Shares entitled to vote and present, in person or by proxy, at the Meeting will be the duly elected directors of the Company. The Board of Directors recommends a vote FOR all six nominees to the Company's Board of Directors.

NOMINEES FOR DIRECTOR

      The following table sets forth certain information regarding the nominees for the Board of Directors:

                                                                     Shares Beneficially Owned
                                                                         at March 24, 1997
                                                                     ------------------------
                              Position with the           Director
        Name                       Company         Age     Since       Number(1)         Percent
---------------------------   -----------------    ----   --------   -----------------   --------
Ivar Siem(2),(3).....         Chairman of the       50      1995     18,793,105(4),(5)    13.7%
                                Board
Lucien Flournoy......         Director              77      1997      7,127,555(6)        5.2%
Peter M. Holt(3),(7).         Director              48      1996        162,600(4)            *
Roy T. Oliver, Jr.(8),(9)     Director              44      1996     15,778,306(4),(10)   11.5%
Steven A. Webster(3),(7)(9)   Director              45      1996     35,499,978(4),(11)   25.8%
William R. Ziegler(9),(12)    Director              54      1996     35,503,978(4),(13)   25.8%

---------------------------
* Does not exceed one percent.

(1) Each person has sole voting and investment power with respect to the Shares listed, except as otherwise specified.

(2) Designated by the Drilling Group. See "Other Information--Certain Shareholders."

(3) Member, compensation committee of the Board of Directors.

(4) Includes the following number of Shares which the named individual has the right to acquire upon exercise of currently exercisable stock options: Mr. Siem - 63,000; Mr. Holt - 75,000; Mr. Oliver - 75,000; Mr. Webster - 75,000;
    and Mr. Ziegler - 75,000.

(5) Includes 18,730,105 shares of Common Stock beneficially owned through Norex Industries, Inc., of which Mr. Siem is a director. He is also one of five potential beneficiaries in a trust which controls Norex Industries, Inc. Mr. Siem disclaims beneficial ownership of these 18,730,105 shares.

(6) Includes 4,229,811 shares of Common Stock owned by Mr. Flournoy and 2,897,744 shares of Common Stock beneficially owned through his wife.

(7) Member, Audit Committee of the Board of Directors.

(8) Designated by the Mullen/Oliver Group. See "Other Information--Certain Shareholders."

(9) These individuals are members of a "group" as further described in notes (1) and (2) under the caption "Other Information --Certain Shareholders."

(10)Includes 12,155,612 shares of Common Stock owned by Mr. Oliver, 2,660,002 shares of Common Stock beneficially owned through U.S. Rig & Equipment, Inc., an Oklahoma corporation wholly-owned and controlled by him ("USRE"), and 887,692 shares of Common Stock beneficially owned through La Patagonia Offshore, Inc., a Texas corporation jointly-owned and controlled by Mr. Oliver ("LPO").

(11)Includes 1,000 shares of Common Stock owned by Mr. Webster, and 35,423,978 shares of Common Stock beneficially owned through Somerset Capital Partners, a New York general partnership ("SCP"), of which Mr. Webster is a general partner.

(12)Designated by the Somerset Group. See "Other Information--Certain Shareholders."

(13)Includes 5,000 shares of Common Stock owned by Mr. Ziegler, and 35,423,978 shares of Common Stock beneficially owned through SCP, of which Mr. Ziegler is a general partner.

    IVAR SIEM has been chairman of the board since August 1995, and was president and chief executive officer from April 1996 through August 1996. He has been an international consultant in energy, technology and finance since 1985. He is a member of the board of directors of several privately held and publicly traded companies, including; chairman of Blue Dolphin Energy Company, an oil and gas pipeline and exploration company, since 1989; director of Norex Industries, Inc., a company with investments in the oil and gas, cruise and shipping industries, since 1992; and director of DSND ASA, a Norwegian service company which operates specialty vessels and provides subsea engineering services, since 1993.

    LUCIEN FLOURNOY became a director of the Company in January 1997 in connection with the Company's purchase of the operating assets of Flournoy Drilling Company ("Flournoy"). Mr. Flournoy has over 50 years of experience in the land drilling business. He founded Flournoy in 1950 and had served as its president and director since that time.


    PETER M. HOLT has been the president, chief executive officer and principal owner of the Holt Companies for over 13 years. Holt Companies is comprised of two Caterpillar dealerships in central/south Texas and western Ohio and various other business interests.

    ROY T. OLIVER, JR. has been the chairman of the board and chief executive officer of USRE, a worldwide supplier of drilling equipment, since its organization in 1982.

    STEVEN A. WEBSTER has been the chairman of the board and chief executive officer of Falcon Drilling Company, Inc., a marine oil and gas drilling contractor, since 1988. He serves as a director of Crown Resources Corporation (a mining company) and as trust manager of Camden Property Trust and is a managing member of Somerset Drilling Associates, L.L.C., a Delaware limited liability company ("SDA") and a general partner of SCP.

    WILLIAM R. ZIEGLER has been a partner of the law firm of Parson & Brown since June 1994. Prior to that time he was a partner in the law firm of Whitman Breed Abbott & Morgan and a predecessor firm for over five years. Mr. Ziegler is a director of Falcon Drilling Company, Inc., a general partner of SCP and a managing member of SDA.

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

    During 1996, the board of directors convened on nine regularly and specially scheduled occasions, and committees of the board held meetings as follows: audit committee--two meetings; and compensation committee--one meeting. The compensation committee administers the Company's compensation plans and recommends officers' compensation to the board for approval. For information concerning the audit committee, see "Other Information--Auditors." The Board of Directors does not presently maintain a nominating committee. Shareholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the executive committee of the Board of Directors at the Company's principal offices. Each director attended at least 75% of the meetings held during 1996 by the board and each committee on which he served, except Mr. Flournoy who became a director in February 1997.

    Each director who is not an employee of the Company is paid an annual fee of $10,000 plus travel expenses, if any. Directors are not compensated for service on committees of the board. In 1995, under the 1987 Stock Option Plan for Non-Employee Directors (the "Director Plan"), Mr. Siem was granted options to purchase 15,000 shares of the Common Stock at an exercise price of $.875 per share. These options may be exercised on a cumulative basis as to 20% of the shares covered on the first through fifth anniversaries of the date of grant, and expire ten years from the date of grant. The Board of Directors has suspended the Director Plan, effective in August 1996. During 1996, each of Messrs. Holt, Oliver, Webster and Ziegler were granted non-plan options to purchase 75,000 share of the Common Stock at an exercise price of $1.50, and Mr. Siem was granted non-plan options to purchase 60,000 shares of the Common Stock at an exercise price of $1.50. These options are all currently exercisable.

EXECUTIVE OFFICERS

    The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors at its first meeting following the annual meeting of shareholders. In addition to Mr. Siem, who is listed in the foregoing table, the Company's executive officers are as follows:


       NAME           Age              Position with the Company
------------------    ----    -------------------------------------------
Thomas P. Richards     53     President and Chief Executive Officer
T. Scott O'Keefe       41     Senior Vice President, Chief Financial Officer and
                               Secretary
Terrell L. Sadler      47     Senior Vice President--Domestic Operations
Ronnie E. McBride      47     Senior Vice President--Domestic Operations
Forrest M. Conley,     49     Senior Vice President--International Operations
David W.  Wehlmann     38     Vice President and Controller
Gary D. Lee            51     Vice President--Human Resources
Donald J. Guedry   Jr. 40     Treasurer

      THOMAS P. RICHARDS joined the Company in September 1996 as president and chief executive officer. Mr. Richards was a senior vice president with Diamond Offshore Drilling, Inc. from September 1990 until September 1996. During these six years, he obtained increased responsibility for the operations of Diamond Offshore Drilling, Inc. Mr. Richards served as vice president--land for Penrod Drilling Corporation from January 1989 until September 1990 when Diamond M Corporation purchased substantially all of Penrod's land drilling assets. From February 1974 until December 1988, Mr. Richards owned and served as president and chief executive officer of Richards Drilling Company, a land drilling contractor based in Bay City, Texas.

      T. SCOTT O'KEEFE was appointed senior vice president and chief financial officer of the Company in September 1996. During the period beginning in April 1996 and ending with such appointment, Mr. O'Keefe provided consulting services to the Company. Prior to joining the Company, he was vice president and chief financial officer of Convest Energy Corporation ("Convest") for six years. Convest is a publicly held oil and gas exploration and production company. Prior to 1989 and since 1985, Mr. O'Keefe was employed in various financial management capacities with Convest or its affiliates. Mr. O'Keefe is a certified public accountant.

      TERRELL L. SADLER joined the Company in 1989 as the Ark-La-Tx district manager. He was promoted to vice president--mid continent division in November 1994, and became vice president--domestic drilling in April 1996. Mr. Sadler was promoted to senior vice president--domestic operations in September 1996.

      RONNIE E. MCBRIDE joined the Company in September 1996 as senior vice president - domestic operations. Mr. McBride was the vice president of turnkey services at Diamond Offshore Drilling, Inc. from December 1995 until September 1996. He served as operational manager of Diamond M Onshore, Inc. during the period October 1991 through March 1993, at which time he was promoted to vice president of onshore operations and served in this position until December 1995. Prior to October 1991, Mr. McBride was vice president of operations for Harkins & Company for four years until it was acquired by Diamond M Onshore, Inc.

      FORREST M. CONLEY, JR. joined the Company in September 1996 as senior vice president - international operations. Mr. Conley has twenty-six years of drilling industry experience. From May 1993 until joining the Company, he was with Noble Drilling Corporation - Triton Engineering where he served as manager, sales and marketing, manager international marketing and most recently as the vice president and general manager of Triton International. Previously, he was general manager of Ensco Tool & Supply's West Africa division from December 1991 until May 1993.

    DAVID W. WEHLMANN joined the Company in July 1996 as vice president and controller. From November 1994 until he joined the Company, Mr. Wehlmann was vice president and chief accounting officer of EnerVest Management Company, L.C., a privately held oil and gas property acquisition and management company. Mr. Wehlmann was controller of Convest from April 1991 to November 1994. Mr. Wehlmann is a certified public accountant.

      GARY D. LEE joined the Company in March 1997 as vice president--human resources. For the past 15 years, he was with Diamond Offshore Drilling, Inc. and from 1990 until March 1997 served as vice president--human resources.

    DONALD J. GUEDRY, JR. has been the Company's treasurer since October 1996. During the seven years prior to joining the Company, Mr. Guedry served in various treasury management positions for Weatherford Enterra, Inc. ("Weatherford") and a predecessor company merged into Weatherford.

MANAGEMENT SHAREHOLDINGS

      The following table sets forth certain information regarding the beneficial ownership of the Common Stock by (i) all directors of the Company,
(ii) the chief executive officer and each of the other executive officers, and
(iii) all directors and executive officers, as a group.


                                                SHARES BENEFICIALLY OWNED
                                                    AT MARCH 24, 1997
                                              ------------------------------
                                                 NUMBER              PERCENT
                                              -------------         --------
Ivar Siem.................................    18,793,105(1),(2)     13.7%
Lucien Flournoy...........................     7,127,555(1)           5.2%
Peter M. Holt.............................       162,600(2)             *
Roy T. Oliver, Jr.........................    15,778,306(1),(2)     11.5%
Steven A. Webster.........................    35,499,978(1),(2)     25.8%
William R. Ziegler........................    35,503,978(1),(2)     25.8%
Thomas P. Richards........................       400,000(3),(4)         *
T. Scott O'Keefe..........................        50,000(3)             *
Terrell L. Sadler.........................        92,200(3)             *
Ronnie E. McBride.........................        80,000(3)             *
Forrest M. Conley, Jr.....................        30,000(3)             *
David W. Wehlmann.........................               __             *
Gary D. Lee...............................            1,000             *
Donald J. Guedry..........................               __             *
Directors and Executive Officers as a group
(14 persons named above)                         78,094,744         56.4%
-----------------------

*  Indicates less than one percent.

(1)For information concerning shareholdings attributed to the named individuals, see notes 5, 6, 10, 11 and 13 under the caption "Election of Directors--Nominees for Director."

(2)Includes in each case, shares of Common Stock underlying outstanding options. See note 4 under the caption "Election of Directors--Nominees for Director."

(3)Except as otherwise specified, represents shares of Common Stock which the named individual has the right to acquire upon the exercise of currently exercisable stock options.

(4)Includes 200,000 shares of Common Stock which a limited partnership, controlled by Mr. Richards, has a right to acquire upon exercise of currently exercisable stock options. Mr. Richards disclaims beneficial ownership of these shares.

                               OTHER INFORMATION

EXECUTIVE COMPENSATION

   SUMMARY COMPENSATION TABLE. The following table reflects the compensation for services to the Company for the years ended December 31, 1996, 1995 and 1994 for those individuals who served as (i) the chief executive officer of the Company during 1996, or (ii) an executive officer of the Company during 1996 and were compensated at an annual rate exceeding $100,000 (collectively, the "Named Executive Officers").

                                            ANNUAL COMPENSATION                             LONG TERM COMPENSATION
                               -------------------------------------------  ----------------------------------------
                                                                                   AWARDS         PAYOUTS
                                                                            --------------------  --------
                                                                 OTHER      RESTRICTED
     NAME AND PRINCIPAL                                          ANNUAL       STOCK     OPTIONS/    LTIP       ALL OTHER
          POSITION               YEAR       SALARY    BONUS   COMPENSATION   AWARD(S)     SARS    PAYOUTS   COMPENSATION(1)
-----------------------------  ---------  ---------  -------  ------------  ----------  --------  --------  ----------------
Max M. Dillard ..............   1996       $ 57,465     --        --           --         --          --      $ 691,750(2)
  Former President and          1995        212,180     --        --           --         --          --          4,244
    Chief Executive             1994 (4)    155,500     --        --           --         --          --          3,111
    Officer (3)                 1994 (5)    201,667     --        --           --         --          --          4,033

Ivar Siem ...................   1996         50,000     --     $70,000(7)      --         --          --           --
  Chairman of the Board,
    former acting President
    and former acting .....     1995             --     --      50,000(7)      --         --          --           --
    Chief Executive
    Officer (6)

Thomas P. Richards ..........   1996         81,140  $36,500      --           --       2,000,000     --           --
  President and Chief
    Executive Officer (8)

T. Scott O'Keefe ............   1996         50,000   22,400    61,364(7)      --         400,000     --           --
  Senior Vice President,
    Chief  Financial Officer
    and Secretary (8)

Terrell L. Sadler ...........   1996        123,605   28,000      --           --         400,000     --          2,472
  Senior Vice
    President--Domestic
    Operations

Ronnie E. McBride ...........   1996         43,980    9,900      --           --         400,000     --           --
  Senior Vice President--
    Domestic Operations (8)

Forrest M. Conley, Jr
  Senior Vice President --
    International
    Operations (8) ..........   1996         34,135    7,800      --           --         350,000     --           --
------------------------

(1) Except as otherwise specified, consists of amounts contributed by the Company to match a portion of the executive's contributions under the Company's 401(k) Savings Incentive Plan.

(2) Includes $535,000 worth of certain drilling equipment transferred to Mr. Dillard in connection with his resignation and $155,335 of salary continuation payments. See "--Certain Transactions--Salary Continuation."

(3) Mr. Dillard resigned as president and chief executive officer on April 9, 1996.

(4)   For the nine-month transition period ended December 31, 1994.

(5)   For the fiscal year ended March 31, 1994.

(6) Mr. Siem served as acting president and chief executive officer from April 1996 through August 1996, and provided consulting services during the rest of 1996 and during the last five months of 1995. See "--Certain Transactions--Consulting Arrangements."

(7) Represents fees received for consulting services provided by the named individual. See notes 6 and 8.

(8) Messrs. Richards, O'Keefe, McBride and Conley began their employment in September 1996. Mr. O'Keefe provided consulting services from April 1996 through August 1996. See "--Certain Transactions--Consulting Arrangements."

 EMPLOYEE OPTIONS

      Under the Company's 1982 Stock Option and Long-Term Incentive Plan for Key Employees (the "1982 Employee Plan") and 1996 Employee Stock Option Plan (the "1996 Employee Plan"), shares of the Common Stock may be granted to executive officers and other employees. As of December 31, 1996, 2,078,000 shares were reserved for outstanding options and 7,076,800 shares were reserved and remained available for future grant pursuant to the 1982 Employee Plan and 1996 Employee Plan. During 1996, options to purchase 1,500,000 shares of Common Stock were granted to the Named Executive Officers under the 1996 Employee Plan. In addition, during 1996, the Company granted non-plan options to purchase 2,050,000 shares of Common Stock to the Named Executive Officers.

      OPTION GRANTS TABLE. The following table provides information concerning stock options granted to the Named Executive Officers during the year ended December 31, 1996.

                                                                           Potential Realizable
                                                                             Value at Assumed
                                                                        Annual Rates of Stock Price
                                                                             Appreciation for
                                       INDIVIDUAL GRANTS                      Option Term
                        ----------------------------------------------    -------------------
                                       % of Total
                         Number of     Options
                         Securities   Granted to
                         Underlying    Employees
                          Options        in        Exercise   Expiration
                          Granted       Fiscal      Price       Date          5%       10%
                                        Year
                        ----------    ---------   --------   ---------    ---------  ---------
 Thomas P. Richards.. 2,000,000(1)       47.3%      $1.50      09/03/06  $1,886,700  $4,781,000
 T. Scott O'Keefe ....  175,000(2)        4.1%        1.50     09/03/00      56,569     121,826
 T. Scott O'Keefe ....  175,000(2)        4.1%        1.50     09/03/06     165,086     418,346
 T. Scott O'Keefe ....   50,000(3)        1.2%        0.69     04/01/97       1,719       3,438
 Terrell L. Sadler ...  400,000(1)        9.5%        1.50     10/01/06     387,542     978,215
 Ronnie E. McBride ...  100,000(1)        2.4%        1.13     09/03/06      70,751     179,291
 Ronnie E. McBride ...  300,000(1)        7.1%        1.63     09/03/06     306,589     776,929
 Forrest M. Conley, Jr. 150,000(1)        3.5%        1.75     09/17/06     165,086     418,346
 Forrest M. Conley, Jr. 200,000(4)        4.7%        2.56     12/16/06     322,311     816,771

------------------
(1)These options vest on a cumulative basis as to 20% of the shares covered on December 31, 1996, and on the first through fourth anniversaries of the date of grant, and expire ten years from the date of grant.

(2)175,000 of Mr. O'Keefe's options vest on a cumulative basis as to 50% of the shares covered on the first and second anniversaries of the date of grant and expire four years from the date of grant. The other 175,000 options granted vest on a cumulative basis as to 1/3 of the shares covered on the third through fifth anniversaries of the date of grant, and expire ten years from the date of grant.

(3)Represents options which were fully vested on the date of grant.

(4)These options vest on a cumulative basis as to 20% of the shares covered on the first through fifth anniversaries of the date of grant, and expire ten years from the date of grant.

   OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table sets forth information with respect to options exercised by the Named Executive Officers during 1996, and with respect to unexercised options to purchase shares of Common Stock which have been granted to the Named Executive Officers and held by them at December 31, 1996.

                       OPTIONS EXERCISED     NUMBER OF UNEXERCISED    VALUE OF UNEXERCISED IN-THE-MONEY
                         DURING 1996        OPTIONS HELD AT YEAR END        OPTIONS AT YEAR END
                       ------------------  --------------------------  --------------------------------
                       SHARES     VALUE
                       ACQUIRED  REALIZED  EXERCISABLE  UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
Thomas P. Richards ..    --        --        400,000(1)    1,600,000      $525,000    $2,100,000
T. Scott O'Keefe ....    --        --         50,000         350,000       106,250       459,376
Terrell L. Sadler ...    12,200    $8,015     92,200         330,600       123,751       439,500
Ronnie E. McBride ...    --        --         80,000         320,000       105,000       420,000
Forrest M. Conley, Jr    --        --         30,000         320,000        31,875       177,500

----------
(1) See note (4) under the caption "Election of Directors--Management Shareholdings."

COMPENSATION COMMITTEE REPORT

    The compensation committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation for fiscal 1996:

       Under the supervision of the Committee, the Company seeks to relate a significant portion of potential total executive compensation to the Company's financial performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

       Base compensation for the Named Executive Officers is intended to afford a reasonable degree of financial security and flexibility to those individuals who were regarded by the Committee as acceptably discharging the levels and types of responsibility implicit in the various executive positions. Except for Mr. O'Keefe, each Named Executive Officer executed an employment contract with the Company in September or October of fiscal 1996, under which each of their base compensation level was set at: Mr. Richards -- $275,000, Mr. Sadler -- $140,000, Mr. McBride -- $150,000, and Mr. Conley
    -- $135,000. Mr. O'Keefe's base salary is $150,000. Base compensation is subject to increase at the discretion of the Board of Directors and, to date, base compensation of the Named Executive Officers remains unchanged.

       Except for Mr. Sadler, all of the Named Executive Officers joined the Company in 1996. Base pay for these recently hired Named Executive Officers, as well as for Mr. Sadler, was set based on arms length negotiations of each officer's employment contract, or in the case of Mr. O'Keefe, his employment offer. The Committee believes such base pay reflects the average for executive officers of its competitors. In negotiating the base pay for the Named Executive Officers, consideration was given to the compensation plans of executives in other onshore contract drilling companies. In addition, the Committee considered the salary histories of each executive, and his past performance, credentials and experience, as well as his perceived future contribution to the Company.

       Annual bonuses are intended to reflect a policy of requiring a minimum level of Company financial performance before any bonuses are earned by the Named Executive Officers, with bonuses for achieving higher levels of performance directly tied to the level achieved as well as the committee's subjective evaluation of the participant's job performance. On the basis of these criteria, the following bonuses were awarded and paid subsequent to December 31, 1996, to the Named Executive Officers for their fiscal 1996 performance: Mr. Richards -- $36,500; Mr. O'Keefe -- $22,400; Mr. Sadler -- $28,000; Mr. McBride -- $9,900; and Mr. Conley -- $7,800. In determining the amount of these bonuses, the Committee, where appropriate, accounted for the Named Executive Officer's partial tenure during 1996.

       The Board of Directors is of the view that the periodic grant of significant blocks of stock options to the Named Executive Officers is calculated to align the executive's economic interests with those of shareholders and to provide a direct and continuing focus upon the goal of increasing shareholder value. The Company granted options covering an aggregate of 3,550,000 shares of the Common Stock to Named Executive Officers during fiscal 1996. The exercise price for these options range from $0.69 to $2.56 per share, which represents 100% of market price on the date of grant.

    COMPOSITION OF THE COMMITTEE. Non-management members of the Committee owned, controlled or represented an aggregate of 54,455,683 shares, or approximately 39.5%, of the Common Stock outstanding and, accordingly, also maintain a substantial interest in the Company's financial performance.

                                  THE COMPENSATION COMMITTEE

                                  Peter M. Holt
                                  Ivar Siem
                                  Steven A. Webster

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Of the members of the Committee, who are identified in the preceding paragraph, none ever has been an employee of the Company except Ivar Siem, who was acting president and chief executive officer of the Company from April 1996 through August 1996. Mr. Siem has also served as chairman of the Board of Directors since August 1995. In 1996, the Company incurred management consulting fees of $70,000 for Mr. Siem's assistance in locating and negotiating acquisitions and related financing. He continues to regularly provide consulting services to the Company. Effective January 1, 1997, Mr. Siem's compensation for these services increased to an annualized rate of $200,000.

EMPLOYMENT AGREEMENTS

    Messrs. Richards, Sadler, McBride, and Conley are employed under agreements pursuant to which each receives (i) an annual salary of $275,000, $140,000, $150,000, and $135,000, respectively, and (ii) a bonus of up to 50% of his annual salary at the sole discretion of the Board of Directors. Each of these employment agreements also provided for the grant of options to purchase Common Stock as set forth above under "-- Employee Options." The employment agreements of Messrs. Richards, Sadler, McBride and Conley expire in September 1999, September 1997, September 1998 and September 1997, respectively, and are cancelable without further compensation only with cause. Pursuant to the employment agreements, in the event of a "Change in Control" (as defined) or other termination if without cause, each of these executives shall be paid the greater of (i) his annual salary and bonus for the number of months remaining under the term of the employment agreement, and (ii) his annual salary for a period of one year (three years in the case of Mr. Richards.)

    Mr. O'Keefe provided financial consulting services to the Company from April 1996 through August 1996. In September 1996, Mr. O'Keefe accepted an offer to serve in his present position with the Company at an annual salary of $150,000, in addition to a grant of options to purchase 350,000 shares of Common Stock. See "--Executive Compensation and --Employee Options." The terms of Mr. O'Keefe's employment include continuation of his salary and medical benefits for one year following involuntary termination or a change in control of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, executive officers, and shareholders who own more than 10% the Common Stock, are required to file reports of stock ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange, Inc. and to furnish the Company with copies of all such reports they file. The Company believes that during 1996, all filing requirements applicable to its directors, executive officers and greater than 10% shareholders were complied with except for Mr. Wehlmann's Form 3 which was filed 18 days late.

CERTAIN SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person, other than Company directors or executive officers, who is known by the Company to own beneficially more than 5% of the outstanding Shares. See "Election of Directors--Nominees for Director" and "Election of Directors--Management Shareholdings" for information regarding beneficial ownership of Company directors and executive officers.


                                                     SHARES BENEFICIALLY OWNED
                                                           MARCH 24, 1997
                                                    ---------------------------
          Name and Address of Beneficial
             Owner, Identity of Group                   Number         Percent
-------------------------------------------------   ------------      ----------
The Somerset Group(1),(2)........................     35,579,978(3),(4)  25.8%
   Somerset Capital Partners.....................     35,423,978(5)      25.8%
   Somerset Drilling Associates, L.L.C...........     29,962,223         21.8%
   69 Delaware Avenue
   Buffalo, New York 14202

The Drilling Group(1),(2)........................     18,730,105         13.6%
   Norex Drilling, Ltd./Norex Industries, Inc....     18,730,105(6)      13.6%
   P.O. Box HM 429
   Hamilton, HM,  BX, Bermuda

The Mullen/Oliver Group(1),(2):..................    26,371,117(3),(4)   19.2%
   Mike L. Mullen................................    11,480,503(7)        8.4%
   8411 Preston Road, Suite 730-LB2
   Dallas, Texas 75225

   Mike Mullen Energy Equipment Resources, Inc...      7,373,620          5.4%
   8411 Preston Road, Suite 730-LB2
   Dallas, Texas 75225
-------------------------
(1)The Somerset Group, the Drilling Group and the Mullen/Oliver Group are three subgroups which comprise one group (the "Shareholder Group") made up of entities and persons who are party, or in control of such parties, to the Shareholder's Agreement dated May 7, 1996, amended June 11, 1996, and effective as of August 29, 1996 (the "Shareholder Agreement"). These entities or persons include: (i) SDA, SCP, and the three general partners of SCP, which are Thomas H. O'Neill, Jr., Steven A. Webster, and William R. Ziegler (collectively, the "Somerset Group"); (ii) Roy T. Oliver, Jr., USRE, Mike Mullen Energy Equipment Resource, Inc., a Texas corporation ("MMEER"), GCT Investments, Inc., a Texas corporation ("GCT"), Mike L. Mullen, and LPO (collectively, the "Mullen/Oliver Group"); and (iii) Norex Drilling Ltd., a Bermuda corporation ("Norex Drilling"), Pronor Holdings Ltd., a British Virgin Islands corporation, Norex Industries, Inc., a Cayman Islands company, Prosperity Investments Inc., a British Virgin Islands company, Kristian Siem and Frank Capstick (collectively, the "Drilling Group"). Pursuant to the Shareholder Agreement, the parties agreed that the nominees that each of the Somerset Group, the Drilling Group and the Mullen/Oliver Group is entitled under certain circumstances to designate to the Board of Directors, will be selected by the vote of such parties, as will two additional independent, nonemployee directors. Unless the parties otherwise agree, the Shareholder Agreement also provides that they will vote against any merger or other acquisition transaction that provides for unequal treatment of the parties. With respect to shares of Common Stock acquired after August 29, 1996, certain provisions in the Shareholder Agreement limit the parties' voting power to their voting power as of August 29, 1996. In general, the Shareholder Agreement terminates on August 29, 2000, unless terminated earlier upon the occurrence of certain circumstances (e.g. two or more of the subgroups owning less than 7.5% of the outstanding Common Stock.) Except for persons and entities listed in this table or in note (9) under the caption "Election of Directors--Nominees for Director," no member of the Shareholder Group owns a greater than 5% beneficial ownership of the outstanding Common Stock.

(2)Each of the members of the Somerset Group, the Mullen/Oliver Group and the Drilling Group may be deemed to constitute a "group" within the meaning of the Securities and Exchange Act of 1934, as amended by virtue of the fact that the shares of Common Stock of the Company beneficially owned by them are held subject to the Shareholder Agreement; and if acting together, the Shareholder Group any be deemed to beneficially own all of the 80,681,200 shares of Common Stock, or approximately 58.6% of the outstanding Common Stock. Each of the members of the Somerset Group, the Mullen/Oliver Group and the Drilling Group disclaims beneficial ownership of the shares of Common Stock owned, controlled or deemed to be owned or controlled by any members of each of the other "subgroups." Furthermore, Kristian Siem and Frank Capstick disclaim beneficial ownership of the shares of Common Stock owned, controlled or deemed to be owned or controlled by members of the Drilling Group.

(3)Does not include shares of Common Stock that members of the Somerset Group and Mullen/Oliver Group may have rights to acquire upon exercise of warrants. Such rights, if any, to acquire shares of Common Stock pursuant to such warrants are contingent upon the occurrence of events not within the control of the members are of the Somerset Group and Mullen/Oliver Group. See "--Certain Transactions--Acquisitions."

(4)Includes shares of Common Stock underlying outstanding options granted to Company directors who are members of the named group. See note 1 above and notes 4 and 9 under the caption "Election of Directors--Nominees for Director."

(5)Includes 5,461,755 shares of Common Stock owned by SCP, and 29,962,223 shares of Common Stock beneficially owned through SDA of which SCP is the managing member.

(6)Represents shares of Common Stock beneficially owned by Norex Industries, Inc. through its wholly-owned subsidiary, Norex Drilling.

(7)Includes shares of Common Stock beneficially owned through the following entities controlled by Mr. Mullen: MMEER - 7,373,620; GCT - 3,219,191; and La Patagonia - 887,692.

STOCK PERFORMANCE GRAPH

   The following graph compares the performance of the Common Stock with the American Stock Exchange ("AMEX") market value index and with two Company-determined peer indices. The graph assumes that $100 was invested on December 31, 1991, in the Common Stock and in each index and that any cash dividends were reinvested. The Company has not declared any dividends during the period covered by this graph.

                               [GRAPHIC OMITTED]

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                      1991       1992     1993      1994     1995    1996
DI Industries, Inc.  100.00     116.67   124.93    100.00   100.00  374.93
Old Peers(1)         100.00      97.25   154.19    128.67   215.28  425.48
New Peers(2)         100.00     109.08   129.08    111.97   158.90  278.95
AMEX Market Value    100.00     104.18   182.10    138.62   253.18  288.23

--------------------

(1)Consists of Energy Service Company, Inc., Nabors Industries, Inc., Noble Drilling Corporation, Parker Drilling Company, Tucker Drilling Company, and Unit Corporation. Except for Nabors Industries, Inc. and Parker Drilling Company, all of these peers have been deleted from the New Peers. The deleted entities are no longer in the contract oil and gas land drilling business, or are no longer comparable to the Company in terms of land drilling revenues.

(2)Consists of Nabors Industries, Inc., Parker Drilling Company, UTI Energy Corp., Helmerich & Payne, Precision Drilling Corporation and Patterson Energy, Inc. All of the New Peers are providers of contract oil and gas land drilling services, with revenues comparable to the Company.

   This graph depicts the past performance of the Common Stock and in no way should be used to predict future performance. The Company does not make or endorse any predictions as to future share performance.

   The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

CERTAIN TRANSACTIONS

   ACQUISITIONS

   During 1996, the Company completed a major acquisition involving SCP and SDA, which are controlled by Messrs. Webster and Ziegler, and a company controlled by Mr. Oliver. Messrs. Webster, Ziegler and Oliver are directors of the Company. This acquisition was completed in August 1996 pursuant to two agreements and plans of merger (collectively, the "Mergers"). Under the first agreement, the capital stock of R. T. Oliver, Inc., an Oklahoma corporation controlled by Mr. Oliver ("RTO"), and Land Rig Acquisition Corp., a Delaware corporation ("LRAC"), was exchanged for 39,423,978 shares of the Common Stock. In addition, warrants were issued to acquire up to 1,720,000 additional shares of Common Stock, the exercise of which is contingent upon the occurrence of certain events. As a result of certain events which occurred prior to year end, at December 31, 1996, warrants to acquire 612,000 shares of Common Stock remained outstanding, and the remainder have been canceled. This Merger resulted in the acquisition of 18 inactive, deep capacity land drilling rigs. Under the second agreement, the capital stock of Somerset Investment Corp., a Texas corporation controlled by SCP and SDA, was exchanged for 39,423,978 shares of the Common Stock and warrants to acquire up to 1,720,000 shares of Common Stock, the exercise of which is contingent upon the occurrence of certain events. As a result of certain events which occurred prior to year end, at December 31, 1996, warrants to acquire 612,000 shares of Common Stock remained outstanding, and the remainder were canceled. This Merger resulted in a $25.0 million equity infusion into the Company. See notes 1, 2 and 3 under the caption "--Certain Shareholders."

   In January 1997, the Company acquired the operating assets of Flournoy in exchange for 12,426,000 shares of Common Stock and cash of approximately $800,000, which was utilized to repay certain of Flournoy's debt. In connection, with this acquisition, Mr. Flournoy was appointed as a Company director. He was previously the president and majority shareholder of Flournoy. The assets acquired include 13 land drilling rigs, 17 rig hauling trucks, a yard and office facility in Alice, Texas and various other equipment and drill pipe. With respect to one-half of the shares to be issued in the Flournoy transaction, the Company agreed to issue additional shares if the shareholders of Flournoy hold value less than $2.00 per share on January 31, 1998.

   The consideration paid by the Company pursuant to the Merger agreements and the Flournoy asset purchase agreement, were based on arm's length negotiation among the parties.

   CONSULTING ARRANGEMENTS. Mr. O'Keefe provided full-time consulting services to the Company from April 1996 through August 1996. As a consultant, Mr. O'Keefe was responsible for special projects related to the financial management of the Company. During this time, he was compensated at an annualized rate of $150,000 and was granted options to purchase 50,000 shares of Common Stock. The Company incurred management consulting fees of $70,000 for Mr. Siem's services during January through March 1996 and September through December 1996. These services included assisting Company management in locating and negotiating acquisitions and related financing. During the period April 1996 through August 1996, Mr. Siem served as the Company's acting president and chief executive officer. Mr. Siem continues to provide consulting services to the Company. Effective January 1, 1997, his compensation for these services increased to an annualized rate of $200,000.

   SALARY CONTINUATION. Max M. Dillard, the Company's former president and chief executive officer, resigned his position in April 1996. Pursuant to his employment contract with the Company, Mr. Dillard continues to be compensated through April 1998 at an annual rate of $212,180. In connection with Mr. Dillard's resignation, a dispute with the Company arose concerning options to purchase shares of Common Stock. In settlement of this dispute, the Company transferred to Mr. Dillard drilling equipment with a net book value of $535,000.

   INDEBTEDNESS. Norex Drilling, a 13.6% owner of the Common Stock, is wholly-owned by Norex Industries, Inc. Ivar Siem is chairman of the Company's Board of Directors and serves on the board of Norex Industries, Inc. In connection with the Mergers, a 1995 subscription by Norex Drilling for 4,000 shares of Series B Preferred Stock and related Series B Warrants was rescinded. This $4,000,000 subscription plus accrued dividends was repaid to Norex Drilling by the Company with the proceeds from a term loan made by Norex Drilling to the Company. This term note accrued interest at 12% per annum and was repaid with interest on December 31, 1996. In addition, in June 1996, Norex Drilling advanced $1,000,000 to the Company, as provided for in the Merger agreements. This loan accrued interest at a rate of 12% per annum and was repaid with interest on July 1, 1996.

   OTHER. William R. Ziegler, one of the Company's directors, is partner in a law firm that performed legal services for the Company in 1996.

AUDITORS

   KPMG Peat Marwick LLP, certified public accountants, have served as the independent auditors of the Company since October 1996. It is not proposed that any formal action be taken at the Meeting with respect to the continued employment of KPMG Peat Marwick LLP, inasmuch as no such action is legally required. Representatives of KPMG Peat Marwick LLP plan to attend the Meeting and will be available to answer questions. Its representatives will also have an opportunity to make a statement at the Meeting if they so desire, although it is not expected that any statement will be made.

   Deloitte & Touche LLP was previously the principal accountants for the Company. On October 2, 1996, that firm's appointment as principal accountants was terminated and KPMG Peat Marwick LLP was engaged as principal accountants. The decision to change accountants was approved by the Board of Directors upon recommendation of the audit committee. In connection with the audits of the two fiscal years ended December 31, 1995, and the subject interim period through June 30, 1996, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their option to the subject matter of the disagreement. The audit reports of Deloitte & Touche LLP on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 1995 and 1994, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Deloitte & Touche LLP delivered a letter to the Securities and Exchange Commission stating that it agreed with the foregoing statements. Such letter was filed as exhibit
16.1 to the Company's Form 8-K dated October 2, 1996.

   The audit committee assists the board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The committee reviews with the auditors the scope of proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matters which the committee or the auditors may wish to discuss. In addition, the audit committee would recommend the appointment of new auditors to the board of directors in the event future circumstances were to indicate that such action is desirable.

OTHER MATTERS

   The annual report to shareholders covering the year ended December 31, 1996, has been mailed to each shareholder entitled to vote at the Meeting.

   Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 1998 annual meeting of shareholders is required to submit such proposals to the Company on or before December 15, 1997.

   The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.

   The persons designated to vote shares covered by Board of Directors' proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the Meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the Meeting.

                                             By Order of the Board of Directors,

                                             T. SCOTT O'KEEFE,
                                             SECRETARY
April 11, 1997

                               DI INDUSTRIES, INC.

           PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS FOR
   THE 1997 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD WEDNESDAY, MAY 14, 1997

     The undersigned hereby appoints Ivar Siem, Thomas P. Richards, T. Scott O'Keefe, or any one or more of them, with full power of substitution, the attorneys and proxies of the undersigned to vote the shares of common stock of DI Industries, Inc., a Texas corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Westchase Hilton, 9999 Westheimer Road, Houston, Texas 77042 on May 14, 1997 at 8:30 a.m. Houston time, and at any adjournment thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE PERSONS SET FORTH ON THE REVERSE SIDE AS DIRECTORS.

THIS PROXY IS TO BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTION, IT IS INTENDED TO VOTE THE SHARES REPRESENTED BY THIS PROXY FOR THE ELECTION OF LUCIEN FLOURNOY, PETER M. HOLT, ROY T. OLIVER, JR., IVAR SIEM, STEVEN A. WEBSTER AND WILLIAM R. ZIEGLER AS DIRECTORS.

                  IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

(reverse side of proxy card)

                        PLEASE DATE, SIGN AND MAIL YOUR
                        PROXY CARD BACK AS SOON AS SOON!

                         ANNUAL MEETING OF STOCKHOLDERS
                              DI INDUSTRIES, INC.

                                  MAY 14, 1997

(1)  Election of directors.       [ ] FOR (except as         [ ] WITHHOLD VOTE
                                      marked to the
                                      contrary below)

Nominees: Lucien Flournoy     Roy T. Oliver, Jr.       Steven A. Webster
          Peter M. Holt       Ivar Siem                William R. Ziegler

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the line below):

   --------------------------------------------------------------------------

(2) As such proxies may in their discretion determine upon such other matters (including procedural and other matters relating to the conduct of the meeting), as may properly come before the meeting and any adjournment thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.


SIGNATURE_____________________________            DATED_______________, 1996

SIGNATURE_____________________________            DATED_______________, 1996
          Signature if held jointly.


NOTE: Please sign exactly as your name appears on you stock certificate. When signing in a fiduciary or representative capacity, please show your full title as such. For joint accounts, each joint owner should sign.